Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010
Phone: (713) 651-5151
Fax: (713) 651-5246

December 3, 2004

Enbridge Energy Partners, L.P.
1100 Louisiana, Suite 3300
Houston, Texas 77002

Ladies and Gentlemen:

We have acted as special counsel for Enbridge Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the offering by the Partnership of $200,000,000 aggregate principal amount of the Partnership’s 5.35% Notes due 2014 and $100,000,000 aggregate principal amount of 6.30% Notes due 2034 (collectively, the “Notes”) pursuant to the Registration Statement on Form S-3 Registration No. 333-106660) filed with the Securities and Exchange Commission by the Partnership on June 30, 2003, as supplemented by the Prospectus Supplement dated December 1, 2004 (as so supplemented, the “Registration Statement”).

We have been requested to furnish our opinion as to the material federal income tax consequences to an investor of acquiring Notes in the offering made pursuant to the prospectus dated August 5, 2003 included within the Registration Statement. In response to such request we have prepared the section of the Prospectus Supplement dated December 1, 2004 (the “Prospectus Supplement”) entitled “Federal Tax

Considerations” as such opinion.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this confirmation and consent as an Exhibit to the Registration Statement.

Very truly yours,

/s/ FULBRIGHT & JAWORSKI L.L.P.
Fulbright & Jaworski L.L.P.